Exhibit 99.1

Vyyo Reports First Quarter Financial Results

~ Delivers Revenue Growth ~

Atlanta, GA, April 17  — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband access equipment for cable and private wireless broadband network solutions, today reported financial results for the first quarter ending March 31, 2006.

For the first quarter of 2006, Vyyo reported sales of $2.4 million, compared to $0.3 million in the fourth quarter of 2005 and $0.7 million in the same quarter of the previous year. Loss for the first quarter of 2006 was $8.0 million, or $0.50 per share, compared to a loss of $14.8 million, or $0.96 per share, in the fourth quarter of 2005 and a loss of $6.7 million, or $0.44 per share, in the same quarter of the previous year. The loss for the first quarter of 2006 included a charge of $2.0 million for stock-based compensation partially resulting from the adoption of Statement of Financial Accounting Standards No. 123R as of January 1, 2006. The loss for the fourth quarter of 2005 included a charge of $11.8 million for impairment and amortization of intangible assets related to Vyyo’s subsidiary, Xtend Networks Ltd. (“Xtend”), a gain of $2.5 million resulting from amendment of a promissory note related to the acquisition of Xtend and a gain of $0.1 million resulting from stock-based compensation. The loss in the first quarter of 2005 included a gain of $0.3 million resulting from stock-based compensation.

Vyyo ended the first quarter of 2006 with $30.7 million of cash and cash equivalents and short-term investments, up from $10.0 million at the end of the fourth quarter 2005. The increase in cash resulted from Vyyo’s $25.0 million financing completed in the first quarter of 2006.

“Within the quarter, we recognized our first significant revenue in our cable segment from a top five cable operator and we accomplished a major breakthrough in our wireless business, a long-term purchase agreement that included an initial $10.0 million purchase order,” stated Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. “Our strategy and products are taking hold in the marketplace and we are gaining traction. We have three market changing solutions that are well positioned to capitalize on increased demand in the cable and utility industries.”

During the first quarter and more recently, Vyyo announced a number of noteworthy events. Specifically, Vyyo closed a $25.0 million equity and long-term debt financing from Goldman, Sachs & Co. Also, Vyyo reached a long-term agreement with Arcadian Networks, Inc. to deploy advanced wireless solutions to companies with dispersed assets. This agreement includes a $10.0 million initial purchase order and requires Arcadian Networks to make two $4.0 million payments in exchange for Vyyo agreeing not to sell certain of its product into certain markets. The first payment was received on April 3, 2006 and the second is due on or before March 31, 2007. Further, Vyyo was named a Platinum Vendor by the National Cable Television Cooperative (NCTC). NCTC represents more than 1,100 independent cable operators with 6,500 individual systems and more than 14.3 million subscribers nationwide. Additionally, Vyyo released a report which has been positively received by the cable industry, on how a ‘First-Strike’ cable strategy using Vyyo’s Spectrum Overlay solution would drive new revenues and hinder telco fiber plans.

Investor Conference Call

The company will host an investor conference call to discuss the first quarter results on Monday, April 17, 2006 at 5:00 PM EST after which management will host a question and answer session. To participate, please dial 800-257-7063 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. The call can be accessed at Vyyo’s website at www.vyyo.com/Investors. A telephone replay will be available through April 20, 2006 by dialing 303-590-3000 and entering access code 11058687#.

About Vyyo Inc.

Vyyo provides cable and wireless broadband access solutions.  Our products are designed for use by cable television and telecommunication operators, wireless internet service providers (ISPs), utilities and enterprise.  Our cable solutions include cable system Spectrum Overlay solutions designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” by up to 2x in the downstream and up to 4x in the upstream, addressing bandwidth demand for T1 and other advanced services. Our wireless broadband solutions enable wireless carriers, utilities and other customers to operate private wireless networks for communications to their remote assets and customers. Typical applications include high-speed internet services, SCADA (Supervisory Control And Data Acquisition), voice over internet protocol (VoIP) and telephony (T1/E1), all based on modified Data Over Cable System Interface Specification (DOCSIS®) technology. For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including our belief that we are well positioned to capitalize on increased demand in the cable and utility industries and the opportunities created for our customers given our ability to provide spectrum overlay and wired and wireless T1 solutions and our ability to dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others:  our ability to close the transaction as contemplated or at all; whether we will be able to move from development stage to deployment and establish commercial relationships with cable system operators; whether we will be able to successfully produce our wireless systems and whether such systems will be adopted and deployed by utilities and other customers; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our broadband wireless and spectrum overlay solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2005, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

Contacts:
PUBLIC RELATIONS:	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications and
Vyyo Inc.
Investor Relations	678.488.0468
(w) 215.702.9784	ir@vyyo.com
(m) 215.817.4384
pspr@att.net

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per common share data

	Three months ended
	March 31,	December 31,	March 31,
	2006	2005	2005
	Unaudited	Unaudited	Unaudited
Revenues*	$2,369	$286	$704
Cost of revenues :
Cost of products sold (including stock-based compensation expense of $15, $7 and $0, respectively)	1,810	375	694
Amortization and impairment of technology	—	1,738	92
Total cost of revenues :	1,810	2,113	786

Gross profit (loss)	559	(1,827)	(82)

Operating expenses (income)
Research and development (including stock-based compensation expense of $217, $97 and $27, respectively)	2,461	2,639	2,732
Sales and marketing (including stock-based compensation expense of $469, $34 and $27, respectively)	2,643	1,873	2,687
General and administrative (including stock-based compensation expense of $1,281, $95 and $0, respectively)	3,166	1,531	1,476
Restructuring adjustments (including stock-based compensation gain of $0, $378 and $315, respectively)	—	(467)	(315)
Amortization and impairment of intangible assets	—	10,098	417
Total operating expenses	8,270	15,674	6,997
Operating loss	(7,711)	(17,501)	(7,079)

Gain resulting from amendment of promissory note	—	2,533	—
Interest (expense) income, net	(269)	84	76
Loss from continuing operations	(7,980)	(14,884)	(7,003)
Discontinued operations	—	66	265
Net Loss	$(7,980)	$(14,818)	$(6,738)

Loss per common share:
Continuing operations	$(0.50)	$(0.97)	$(0.46)
Discontinued operations	—	0.01	0.02
	$(0.50)	$(0.96)	$(0.44)

Weighted average number of shares of common stock outstanding, basic and diluted	15,859	15,372	15,195

* Revenues included $1.8 million for the three-month period ended March 31, 2006, from Arcadian Networks, Inc.

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	March 31,	December 31,
	2006	2005
	Unaudited
Current Assets:
Cash, cash equivalents and short-term investments	$30,673	$9,951
Accounts receivable, net	704	868
Inventories, net	1,504	2,491
Other current assets	964	935
Total Current Assets	33,845	14,245

Long-Term Assets
Restricted cash	5,000	5,000
Property and equipment, net	1,390	1,585
Employee rights upon retirement funded	996	965
Total Assets	$41,231	$21,795

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$1,453	$1,832
Accrued liabilities	7,082	6,391
Total Current Liabilities	8,535	8,223

Long-Term Liabilities:
Liability for employee rights upon retirement	1,761	1,460
Liability resulting from promissory note	4,284	3,967
Senior secured note	4,484	—
Convertible note	9,313	—
Total Liabilities	28,377	13,650

Total Stockholders' Equity	12,854	8,145
Total Liabilities and Stockholders' Equity	$41,231	$21,795